EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
SECOND QUARTER OF FISCAL 2011

BOISE, Idaho, March 23, 2011 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its second quarter of fiscal 2011, which ended March 3, 2011. For the second quarter, the company had net income attributable to Micron shareholders of $72 million, or $0.07 per diluted share, on net sales of $2.3 billion. The results for the second quarter of fiscal 2011 compare to net income of $155 million, or $0.15 per diluted share, on net sales of $2.3 billion for the first quarter of fiscal 2011, and net income of $365 million, or $0.39 per diluted share, on net sales of $2.0 billion for the second quarter of fiscal 2010.

Revenue from sales of DRAM products was 6 percent lower in the second quarter of fiscal 2011 compared to the first quarter of fiscal 2011 due to a 23 percent decrease in average selling prices largely offset by an increase in volume. Revenue from sales of NAND Flash products was 8 percent higher in the second quarter of fiscal 2011 compared to the first quarter of fiscal 2011 due to an increase in volume partially offset by a 4 percent decrease in average selling prices. Revenue from sales of NOR Flash products was 7 percent lower in the second quarter of fiscal 2011 compared to the first quarter of fiscal 2011 due primarily to a decrease in average selling prices. The company’s consolidated gross margin was 19 percent in the second quarter of fiscal 2011 and was lower compared to its gross margin of 23 percent in the first quarter of fiscal 2011 due primarily to the decreases in average selling prices partially offset by decreases in manufacturing costs.

Cash flows from operations for the second quarter of fiscal 2011 were $809 million. During the second quarter of fiscal 2011, the company invested $840 million in capital expenditures. In addition, during the second quarter, the company completed the acquisition of the remaining noncontrolling interests in TECH in two cash transactions aggregating $159 million. The company ended the second fiscal quarter with cash and short-term investments of $2.2 billion.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s web site until March 23, 2012. A taped audio replay of the conference call will also be available at (706) 645-9291 (conference ID: 52960648) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on Wednesday, March 30, 2011.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar. 3,	Dec. 2,	Mar. 4,	Mar. 3,	Mar. 4,
	2011	2010	2010	2011	2010

Net sales	$2,257	$2,252	$1,961	$4,509	$3,701
Cost of goods sold	1,822	1,728	1,319	3,550	2,616
Gross margin	435	524	642	959	1,085
Selling, general and administrative	146	140	100	286	197
Research and development	186	185	148	371	285
Other operating (income) expense (1)	(76)	(191)	(21)	(267)	(13)
Operating income	179	390	415	569	616
Interest income (expense), net	(21)	(30)	(44)	(51)	(89)
Other non-operating income (expense) (2)	--	(114)	(1)	(114)	55
Income tax (provision) benefit (3)	(35)	(48)	(4)	(83)	3
Equity in net income (losses) of equity method investees	(48)	(26)	13	(74)	(4)
Net (income) loss attributable to noncontrolling interests	(3)	(17)	(14)	(20)	(12)
Net income attributable to Micron	$72	$155	$365	$227	$569

Earnings per share:
Basic	$0.07	$0.16	$0.43	$0.23	$0.67
Diluted	0.07	0.15	0.39	0.22	0.61

Number of shares used in per share calculations:
Basic	988.1	972.9	847.6	980.5	847.0
Diluted	1,037.3	1,031.3	1,005.3	1,034.5	1,003.1

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Mar. 3,	Dec. 2,	Sep. 2,
	2011	2010	2010

Cash and short-term investments	$2,184	$2,411	$2,913
Receivables	1,393	1,362	1,531
Inventories	1,957	1,892	1,770
Total current assets	5,654	5,783	6,333
Property, plant and equipment	7,055	7,044	6,601
Total assets	14,398	14,617	14,693

Accounts payable and accrued expenses	1,815	1,823	1,509
Current portion of long-term debt	420	468	712
Total current liabilities	2,590	2,758	2,702
Long-term debt (2)	1,320	1,348	1,648

Total Micron shareholders’ equity	8,462	8,226	8,020
Noncontrolling interests in subsidiaries (4)	1,500	1,768	1,796
Total equity	9,962	9,994	9,816

	Six Months Ended
	Mar. 3,	Mar. 4,
	2011	2010

Net cash provided by operating activities	$1,541	$1,130
Net cash used for investing activities	(1,238)	(263)
Net cash used for financing activities	(1,032)	(482)

Depreciation and amortization	1,033	977
Expenditures for property, plant and equipment	(1,189)	(155)
Payments on equipment purchase contracts	(221)	(136)
Net distributions to noncontrolling interests	(95)	(172)

Noncash equipment acquisitions on contracts payable and capital leases	187	232

(1)	Other operating (income) expense consisted of the following:

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar. 3,	Dec. 2,	Mar. 4,	Mar. 3,	Mar. 4,
	2011	2010	2010	2011	2010

Samsung patent cross-license agreement	$(40)	$(200)	$--	$(240)	$--
Restructure	(17)	4	(1)	(13)	(2)
(Gains) losses on disposals of property, plant and equipment	(16)	--	(7)	(16)	(9)
(Gains) losses from changes in currency exchange rates	--	7	(2)	7	19
Other	(3)	(2)	(11)	(5)	(21)
	$(76)	$(191)	$(21)	$(267)	$(13)

In the first quarter of fiscal 2011, the company entered into a 10-year patent cross-license agreement with Samsung Electronics Co. Ltd. (“Samsung”). Under the agreement, Samsung agreed to pay the company $275 million, of which $200 million was paid on October 8, 2010, $40 million was paid on January 28, 2011, and $35 million is due March 31, 2011. The license is a life-of-patents license for existing patents and applications, and a 10-year term license for all other patents.

Other operating income in the second quarter of fiscal 2010 included $11 million of receipts from the U.S. government in connection with anti-dumping tariffs.

(2)
In the first quarter of fiscal 2011, the company entered into separate privately negotiated purchase and exchange agreements under which it repurchased $91 million in principal amount of its 4.25% Convertible Senior Notes due 2013 (“4.25% Notes”), repurchased $176 million in principal amount of its 1.875% Convertible Senior Notes due 2014 (“Existing 1.875% Notes”) and exchanged $175 million of the Existing 1.875% Notes for $175 million in aggregate principal amount of new 1.875% Convertible Senior Notes due 2027 (“New 1.875% Notes”).

The New 1.875% Notes are convertible under certain circumstances, at the holder’s option, at an initial conversion rate of 91.7431 common shares per $1,000 principal amount. Upon conversion, holders will receive cash up to the principal amount, and any excess value will be delivered, at the company’s election, in cash, common stock or a combination of cash and common stock. Holders of the New 1.875% Notes have an option to require the company to purchase the notes on June 1, 2017, and in certain other circumstances, at a price equal to 100 percent of the principal amount of notes plus accrued and unpaid interest.

In connection with the repurchase transactions, the aggregate carrying amount of debt (including unamortized discount and issuance costs) of $232 million was redeemed for $328 million in cash (including fees). As a result of the repurchase transactions and the effect of the exchange, the company recognized a non-operating loss of $111 million in the first quarter of fiscal 2011. Including the effects of the repurchase and exchange transactions and other scheduled repayments, the company reduced its debt by a net amount of $620 million during the first six months of fiscal 2011.

Other non-operating income in the first six months of fiscal 2010 included a gain of $56 million recognized in the first quarter in connection with the August 2009 issuance of common shares in a public offering by Inotera Memories, Inc. (“Inotera”) – an investment accounted for by the company under the equity method. As a result of, and at the time of, the issuance, the company’s interest in Inotera decreased from 35.5% to 29.8%.

(3)
Income tax provision in the second quarter of fiscal 2011 included a charge to reduce net deferred tax assets by $19 million in connection with a change in tax rates. Income tax provision in the second and first quarters of fiscal 2011 included charges of $7 million and $33 million, respectively, in connection with the Samsung agreement. Remaining taxes in fiscal 2011 and 2010 primarily reflected taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for a substantial portion of its net deferred tax assets associated with its U.S. operations. Taxes attributable to U.S. operations in fiscal 2011 and 2010 were substantially offset by changes in the valuation allowance.

(4)
On December 17, 2010, the company acquired Hewlett-Packard Singapore (Private) Limited’s interest in TECH Semiconductor Singapore Pte. Ltd., (“TECH”), a consolidated joint venture of the company, for $38 million. On January 28, 2011, the company acquired Canon Inc.’s interest in TECH for $121 million. In connection therewith, noncontrolling interests in subsidiaries was reduced by $226 million and additional capital was increased by $67 million. As a result of these transactions, the company’s ownership interest in TECH increased from approximately 87.1% to 100%.